PATENT LICENSING AGREEMENT

Dated June 21, 2007

By and Between

Michael Taft, a resident of the state of Israel, bearing ID number 014407456 (the "**Licensor**").

- Of the First Part -

And

Majic Wheels Corp, a company organized and existing under the laws of the state of Delaware, United States of America, bearing company number 98-0533882 and whose registered office is at 113 Barksdale Professional Center, Newark, Delaware, 19711, USA ("**Majic Wheels**") (the "**Licensee**").

- Of the Second Part -

WITNESSETH

WHEREAS Licensor has registered patents relating to the use of a concept of a substance with unique adhesive properties which can be molded into various shapes including tires for installation on radio controlled toy vehicle ("**RCV**") which would allow the vehicle to climb inclined and vertical surfaces (the "**Registered Patents**") The Registered Patents' status is as follows

	Patent name and patent number	Patent issuing date
1	Climbing Device, IL Patent No 148794	March 20,2002
2	PCT/IL06/00498	
3		

WHEREAS Licensor might file further patent applications and/ or register further patents in the future in continuation of the Registered Patents described above (the "**Future Patents**")

WHEREAS Licensee wishes to receive a license of the Patent Rights as defined below in exchange for royalty payment to Licensor

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows

1 Definition "**Patents Rights**" means all the rights covered by the Registered Patent and the Future Patents, including applications, manufacturing processes, formulae, trade secrets and know-how and any other information, relating to the Registered and Future Patents, including

any data, technology, inventions, discoveries, designs, processes, formulations, models, technical reports, diagrams, software and hardware, ideas, trade and business plans, covered by the Registered and Future Patents and commercialization

2. Licensing. Subject to the terms and conditions of this agreement, Licensor hereby grants to Licensee an exclusive, worldwide license under the Patent Rights for developing, manufacturing, marketing and selling RCV units, for a period of 5 years commencing on June 21, 2007 (the "Original Term"), free from any encumbrances or other third party rights, all of its right, title and interest in and to the Patents Rights (the "License"), which License shall not be transferable by either party to any third party other than with prior written consent of the other party.

3. Renewal. At the Licensee's sole option, this Agreement shall be renewed for an additional period of 5 years (the "Renewed Term"), as set forth in this Agreement.

4. Consideration

4.1 In consideration for the License hereunder, during each three-month period, commencing with the first commercial sale of the production RCV, and subject to the terms and conditions of this Agreement, Licensee shall make royalty payments to Licensor as follows.

4.2 For sales of Production RCV's units, Licensee will pay Licensor 4.5 percent (4.5%) of Gross Sales (defined below) within 30 days of the end of each quarter.

"Gross Sales" are defined as the cash amounts actually received by Licensee from bona fide sales of RCV units to any third party exclusive of sale or VAT taxes, shipping, and shipping insurance, and after deduction for product returns. For purposes of this Agreement, any cash amounts received directly or indirectly by Licensee, including cash amounts received by any subsidiary, parent or affiliated entity of Licensee from the shipment of Production RCVs shall be included in the calculation of Gross Sales. In addition, to the extent that Licensee provides free Production RCV's, the value of such free Production RCV's will be included as part of Gross Sales as if they had been paid for at Licensee's standard price and payment terms.

4.3. In the event that Licensee fails to meet a sales quota of at least 500,000 units per the first five years commencing 21st June 2007 and a sales quota of 100,000 units per annum during the Renewed Term ("Sales Quota Failure"), Licensee shall not be deemed in breach of this Agreement. In the event of a Sales Quota Failure and as the Licensor's sole recourse for such Sales Quota Failure, Licensee shall, at its sole option, within sixty days of the end of the Original or the Renewed Term, either (a) forfeit its rights under this Agreement (b) pay to Licensor the royalty on the shortfall as if the shortfall quantity had been shipped and paid for by a hypothetical customer.

4.4 Within 30 days after the end of each quarter, Licensee will deliver the Licensor a report showing Gross Sales as defined in paragraph 4.2, of the sales of Production RCV's units for the last quarter.

5 Discharge of Securities

The Licensor hereby declares that upon signing this Agreement, he releases, waives, discharges and relinquishes any and all claims and/or demands arising from or in connection with or otherwise resulting from the Agreement signed on 21 November 2005 by and among IdeaPlus Ltd, Licensor, and Global Sourcing and Marketing, LLC.

6 Further Assurances

6.1 Licensor further covenants that at the request of Licensee, Licensor will at all times do all such further acts and execute all such documents as may be required both to secure the rights of Licensee of all rights licensed to Licensee hereunder and to assist in the resolution of any question concerning the Patents Rights.

6.2 Licensor hereby undertakes to cooperate with Licensee in all matters concerning the implementation of the provisions of this Agreement, to provide whatever information and documentation and to sign whatever document may be required by Licensee

6.3 In the event that either party materially breaches this Agreement, such failure shall be considered a fundamental breach of this Agreement, and the other party shall be entitled, by way of 30 days' prior notice during which period the breaching party fails to cure such breach, to terminate this Agreement, provided that neither termination nor expiry hereof will not relieve the party owing any amounts hereunder from payment of any amounts which will have been or become due hereunder. For the avoidance of doubt, and "material breach" with regard to Licensor shall be his failure to grant the License under section 2 hereof or to act under sections 6.1 or 6.2 hereof; "material breach" with regard to Licensee shall be its failure to report or pay under section 4 hereof, all as set forth in this Agreement

7. Acceptance Licensee hereby accepts the above License It is understood that this License is for a period of 5 years, commencing on June 21, 2007, it is also understood that at the Licensee's sole option, this Agreement may be extended to a period of 5 more years, all as set forth in this Agreement. Licensee acknowledges that it has examined the Patent Rights and found them suitable for its purposes and shall have no claims against Licensor in this respect Each party shall have no liability and shall be held harmless for any actions of the other party in connection herewith, in no event shall Licensor's liability exceed the amount actually paid to Licensor by way of royalties hereunder

8. Representations Licensor represents and warrants that

8.1 Licensor, to his best knowledge, is the sole and exclusive owner of all the Patent Rights

8.2 Licensor has not transferred, licensed, given or assigned any of the Patents Rights to any party, other than as set forth in section 8 3 below

8.3 Other than rights previously granted to Global Sourcing and Marketing LLC, Licensor has not granted a license under the Patents Rights or any portion thereof to any party, other than to Licensee pursuant to this Agreement

9. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters described herein and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

10. Amendment. No amendment, modification or waiver of this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto.

11. No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

12. Binding. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and legal representatives.

13. Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes arising hereunder or relating hereto, shall be governed by and construed in accordance with the substantive laws of the State of Israel. Any dispute between the parties arising hereunder shall be subject to the exclusive jurisdiction of the competent courts of Jerusalem, Israel.

14. Captions. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

______________________	______________________
Michael Taft	**Majic Wheels Corp**
	MAJIC WHEELS CORP